EXHIBIT 99.2

STURM, RUGER & CO., INC. SOUTHPORT, CONNECTICUT 06890 U.S.A.

To the Shareholders of Sturm, Ruger & Co., Inc.,

We had a very good year in 2009 with net sales of $271 million and earnings of $1.44 per share, compared with sales of $181 million and earnings of 43¢ per share in 2008.

The first quarter of 2010 was also very good, with net sales of $68.3 million and earnings of 44¢ per share, compared with sales of $63.5 million and earnings of 30¢ per share in the first quarter of 2009. We are pleased to have improved first quarter year-over-year sales and earnings, because the first half of 2009 clearly benefited from the post-election surge in firearms demand and those quarters represent tough benchmarks to exceed.

Market Conditions

2009 was a period of unusually high demand for firearms, driven mostly by macro events and concerns outside the control of our industry.  While there was high demand overall for firearms in 2009, it is important to note that certain market segments were weak during the year, or started out very strong and then turned very weak mid-year.  The post-election surge in firearms demand appeared to last only through the first two quarters of 2009 for semi-automatic, center-fire rifles, but handguns, particularly handguns that might be purchased with self-defense in mind, seemed to hold strong through 2009 and the first quarter of 2010.  Other categories, such as shotguns, appeared to be weak all year.

Nonetheless, we enjoyed overall growth in sales and earnings in 2009 and again in the first quarter of 2010.  We believe our market share grew during these periods, as we introduced and delivered attractive new products that drove our growth rate higher than the growth rate in National Instant Criminal Background Check System (NICS) background checks over the same periods.

The estimated unit sell-through of our products from the independent distributors to retailers in 2009 increased by approximately 40% from 2008, and 86% from 2007.  This annual growth substantially exceeded the 10% and 25% growth in NICS background checks over the same periods.  And the estimated unit sell-through of our products from the independent distributors to retailers in the first quarter of 2010 increased 8% from the first quarter of 2009, compared to a decrease in NICS checks over the same period of 4%.

Over half of our 2009 annual sales growth, about $50 million, was due to increased sales of new products.  And in the first quarter of 2010, we launched the SR9c, a compact version of our SR9 striker-fired, semi-automatic 9mm pistol.  The SR9c has been very popular since its introduction and it has also generated renewed interest in the full-size SR9.

We remain very committed to developing and introducing innovative new products in growth segments of our market.

Manufacturing

In response to the significant increase in demand in 2009, we increased production in 2009 by 56% from 2008 and 101% from 2007.  Production in the first quarter of 2010 increased 15% from the first quarter of 2009.  These increases in production were facilitated by our ongoing implementation of lean methodologies in our manufacturing processes, an effort that started in 2006.  The work we had completed the previous 2-1/2 years on improving production processes paid off as we were able to quickly scale up production in response to the surge in demand once increased volumes of raw materials and castings started to flow.

Our implementation of lean methodologies in all areas of our business continues, and we are hopeful of further improvements in the years to come that will free up assets (cash, people, space, and capacity) that we can use to invest in top-line growth.

1	Trends in the volume of NICS checks are commonly used as a proxy for estimating trends in retail demand for firearms.

Liquidity, Capital Expenditures, and our Dividend Practice

2009 was a very good year in terms of cash flow, as $47 million of cash was generated from operations.  The first quarter of 2010 also had strong cash flow, with $10 million generated from operations.  As a result, our balance sheet remains very healthy, with approximately $59 million in cash and equivalents, no debt, and an unused credit line of $25 million.  Additionally, our accounts receivable balance is more than 97% current.

In 2009, capital expenditures totaled $14 million.  We expect to invest approximately $12 to $18 million for capital expenditures during 2010.  During the first quarter of 2010, we invested $5.7 million, much of it related to tooling and equipment for new products.

During the past 12 months, Ruger paid dividends totaling $7 million to our shareholders, based on Ruger’s 2009 results of operations.  Our dividend practice bears some explanation because it is uncommon, but we think it benefits our shareholders and protects Ruger from issuing dividends greater than our earnings during periods of rapidly changing market conditions.  Our quarterly dividends – which vary every quarter in the amount paid per share – have been based on a fixed percentage of adjusted operating earnings2. We feel that this approach benefits our shareholders as it tracks our underlying operating performance from quarter to quarter more closely than earnings per share, allowing the dividend to better reflect our results than a fixed dividend amount per share. The overall amount paid over the past 12 months was approximately 25% of our reported earnings per share for 2009.  Had we adopted a traditional, fixed-amount-per-share dividend at the beginning of 2009, we likely would have chosen a conservative amount per share – not foreseeing just how good 2009 would turn out – and we would have missed the opportunity to dividend as much as we did to our shareholders.

As we get more experience with the impact of this dividend approach on our stock price, we will be better able to evaluate whether it is a benefit to our shareholders, as we hope, or a source of undue confusion with new or potential shareholders who are unfamiliar with the reasoning behind our dividend.

2
Adjusted operating earnings is a non-GAAP measure that helps us analyze comparative underlying operating performance on a quarter-to-quarter basis.  It adjusts reported operating earnings by eliminating the impact of LIFO income or expense, overhead and direct labor rate changes, excess & obsolete inventory reserve changes, and other income or expenses that we believe are related to other or longer periods of time, such as frozen defined benefit plan expense or product recalls.

On February 5, 2010, we announced that our Board of Directors expanded the authorization for our share repurchase program to $10 million.  No share repurchases have been made since the $10 million repurchase program was authorized.

Ruger has financed its growth, its investment in capital equipment and new product development, its share repurchases, and its dividends with cash from operations, all while nearly doubling our cash and equivalents in 2009.

Summary

I am optimistic about the opportunities for Ruger to grow and prosper.  Ruger has a popular brand, a strong balance sheet, hard-working, dedicated employees, and an experienced and engaged Board of Directors. We have a clear plan to transform the business, using new product introductions to spur demand and adopting lean methodologies throughout the business to enable us to more efficiently fulfill that demand.

We have made significant progress to date in improving the sales and earnings of Ruger.  This ongoing effort to improve the fundamentals of our business and to broaden our product line into growth segments will take several years and the road may not always be smooth, especially given the many economic and political factors that may affect our industry, but we anticipate the execution of our strategy will deliver enhanced shareholder value over time.

Michael O. Fifer Chief Executive Officer

April 27, 2010

Certain information relating to projection of the Company’s future results is forward-looking and involves risks, uncertainties and assumptions that could cause actual future results to materially differ from the forward-looking information.  A discussion of some of the factors that individually or in the aggregate we believe could make our actual future results differ materially from such projections can be found under Item 1A Risk Factors in our Annual Report on Form 10-K filed with the SEC in February 2010. Our quarterly and annual SEC filings are available on the internet at www.sec.gov and www.ruger.com/corporate/.